As filed with the Securities and Exchange Commission on December 6, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AMERIVEST PROPERTIES INC.
(Exact name of registrant as specified in its charter)

Maryland (State of organization)	84-1240264 (I.R.S. Employer Identification No.)

1780 South Bellaire, Suite 515
Denver, Colorado 80222
(303) 297-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles K. Knight, President
AmeriVest Properties Inc.
1780 South Bellaire, Suite 515
(303) 297-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
Edward J. Schneidman, Esq.
Michael T. Blair, Esq.
Mayer, Brown, Rowe & Maw
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering price(1)	Amount of Registration fee(1)

Common Stock, par value $0.001 per share	750,000	$5.90	$4,425,000	$407.10

(1)
Calculated in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low reported sales prices of the Company’s common stock on December 2, 2002 as reported by the American Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION DATED DECEMBER 6, 2002

AmeriVest Properties Inc.
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222
(303) 297-1800

750,000 Shares  Common Stock

The stockholders identified in this prospectus are offering and selling shares of our common stock. The shares of common stock being offered by this prospectus were acquired by the selling stockholders upon the exercise of warrants or options to acquire shares of our common stock.

The selling stockholders may offer their shares of common stock through public or private transactions, on or off of the American Stock Exchange, at prevailing market prices, or at privately negotiated prices.

Our common stock is listed on the American Stock Exchange under the symbol “AMV”. On December 5, 2002, the last reported sale price of our shares of common stock on the American Stock Exchange was $6.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2002.

We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these shares of common stock. This prospectus is not an offer to sell any security other than these shares of common stock and it is not soliciting an offer to buy any security other than these shares of common stock. This prospectus is not an offer to sell these shares of common stock to any person and it is not soliciting an offer from any person to buy these shares of common stock in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these shares of common stock are offered or sold on a later date.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts included in or incorporated by reference into this annual report, including statements regarding our expected financial position, business strategy, plans and objectives of management for future operations, expected capital expenditures, expected funding sources, planned investments and forecasted dates, are forward-looking statements. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are often used to identify forward-looking statements. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

i

BUSINESS AND PROPERTIES

Overview

AmeriVest Properties Inc. was incorporated in 1993 in the State of Delaware and was reincorporated in 1999 in the State of Maryland. We are a self-administered real estate investment trust, or REIT, and own 26 office properties. We market and lease Class A and B office space to small and mid-sized tenants, and the design, finish and amenities of our core properties are specifically tailored for this target market. Our properties, which include an aggregate of approximately 1,416,000 rentable square feet, are currently located in Colorado, Arizona, Indiana, and Texas.

Current management assumed control of the day-to-day operations of AmeriVest on January 1, 2000, at which time we owned a portfolio of diversified properties. Since that time, we have focused our efforts in select cities on the acquisition, rehabilitation and development of multi-tenant office buildings with an average tenant size of between 2,000 and 4,000 square feet. We have sold our non-office building assets, which at one time included one industrial and four self-storage properties. Since August 25, 2000, all our assets have been office buildings. Of our 26 properties, nine comprise our core holdings and are representative of our current and ongoing strategy, which include an aggregate of approximately 1,134,000 rentable square feet. These core properties are located in Denver, Dallas, Indianapolis and Phoenix and account for a majority of our square footage and revenue.

Business Strategy

We believe the public equity markets for REITs reward a strongly focused strategy and that the currently depressed office sector can support a relatively higher valuation than other property types. We have elected to focus on the office sector because we believe the demand for office space will continue to grow as the economy continues to transition from manufacturing to service businesses. We believe that demand will continue to grow in our target markets specifically and have responded by developing a focused strategy, the key elements of which follow.

Focus on Small Average Tenant Size

Our strategy is to focus on tenants that typically require 2,000 to 4,000 square feet of office space. Within the growing office sector, we believe that our niche focus on properties providing small average space per tenant is appropriate due to the positive “corporate demographics” of small firms. According to data compiled by the Office of Advocacy of the U.S. Small Business Administration, there were more than 5.6 million employer-firms in the U.S. economy in 1999. Of these firms, 98% employed fewer than 100 employees, and in 1999 this 98% employed 36% of all workers. Assuming each office worker occupies the national average of 150 square feet, these firms each require less than 15,000 square feet of office space. This research further reveals that in 1999, 89% of U.S. businesses employed fewer than 20 employees, indicating an average office space requirement of no more than 3,000 square feet.

Provide a Superior, Consistent Product

We believe that the small tenant market has been under-served by most office landlords, and that we bring a level of amenities to the small tenant that usually only larger tenants enjoy. We accomplish this through new development, such as Sheridan Plaza, redevelopment of existing properties, such as Sheridan Center, and improved management with a focus on customer service, such as at Keystone Office Park. For example, tenants in our core buildings enjoy a keyless entry card system to allow secure access 24 hours a day to their individual suites, as well as use of common area conference rooms with the latest telecommunications and presentation equipment. Entry lobbies feature touchpad electronic directories and, where possible, our buildings are engineered to provide control of heating and air conditioning in individual tenant suites. Signage for each tenant suite allows for the tenant’s individual logo to be incorporated on a common background. Each property is wired to offer high speed voice and data service from multiple telecom providers, and in some buildings tenants can elect to use the building’s centralized server and local area network as their own computer system, with 24 hour, seven days a week support from third party providers.

Simplify the Leasing Process

We operate our multi-tenant buildings under a “no-hassle” leasing philosophy, using a standard simplified lease that has been designed for fairness to both tenant and landlord. We also incorporate a turn-key tenant finish package, greatly reducing the time to design and build out finished space. Our streamlined system greatly reduces negotiation and space planning time and allows the tenant to move into its space more quickly and with less aggravation than is usual in the leasing process.

Capitalize on the Perceived Risks

A frequently cited concern about the small and mid-sized tenant office market is the perceived high level of credit risk. We believe that these perceived risks are higher than the actual risks and, thus, provide an effective deterrent for competition and an attractive opportunity for us. With a typical tenant size of 2,000 to 4,000 square feet, the loss of a single tenant of such size does not meaningfully affect our financial results. Additionally, we maintain a high level of credit quality in our core office buildings through accounting and collection systems that flag any late payments and rigorously impose late payment penalty charges. Eviction action will be quickly taken if a tenant does not make timely lease payments. These control systems are centralized in our Denver headquarters, and monitored by an experienced accounting staff. We believe that we can maintain and improve this high level of credit quality in all our properties.

Provide a High Level of Service

Another frequently cited concern about the small and mid size tenant is management intensity. We believe, based on our experience, the issue of management intensity may be largely a matter of perception. Multiple smaller tenants may be viewed as requiring more management time than larger tenants. Over time, we believe that smaller tenants actually are less demanding than large tenants, who use their economic leverage not only in initial lease negotiations but throughout their tenancy as well. With our focus on small to mid-sized tenants and our “no hassle” leasing philosophy, we bring a positive, service-oriented mentality to our smaller tenants.

Our core buildings feature a regional “Tenant Relations Advocate” who has responsibility for interfacing regularly with all tenants and maximizing tenant retention. The Tenant Relations Advocate, unlike a conventional property manager, does not have responsibility for the physical operation of a building, but rather is dedicated to tenant issues with a singular focus on tenant retention. The Tenant Relations Advocate personifies our service-oriented mentality and is available to resolve minor tenant service complaints before they develop into major issues. Our Tenant Relations Advocates work with team leaders for each region, who in turn report to a senior manager in our Denver headquarters, providing direct and regular feedback on tenant concerns. We believe that our tenant-focused management will improve our tenant retention rates.

Target Select Cities

We target buildings or projects containing at least 100,000 square feet within select cities where we hope to build meaningful multi-property portfolios over the short- and medium-term. Target cities must have a high concentration of firms of fewer than 20 employees and, currently, must be within a two-hour air travel radius from our headquarters in Denver. The target cities also must be large enough in total office square footage to offer the possibility of multiple acquisitions and liquidity in the event of a desired sale. We believe that by focusing on a specific property type in cities with a growing small tenant market, we should be able to increase our revenues, our earnings, and our funds from operations. In the short term, we plan to focus our acquisition activities in the following cities:

•     Phoenix, AZ
•     Indianapolis, IN
•     Denver, CO
•     Dallas, TX
•     San Francisco, CA

USE OF PROCEEDS

All net proceeds from the sale of the common stock will go to the stockholders who are offering their shares of common stock under this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock under this prospectus.

SELLING STOCKHOLDERS

The table below sets forth the name of each selling stockholder and relationship, if any, with AmeriVest. The table also shows the number of shares common stock beneficially owned by the selling stockholders as of December 6, 2002, the maximum number of shares of common stock which may be offered for the account of each selling stockholder under the prospectus, and the number and percentage of shares of common stock to be owned by the selling stockholders assuming the sale of all of the shares of common stock which may be offered under this prospectus.

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered(1)	Amount of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering
Sheridan Realty Advisors, LLC
1780 South Bellaire St., Suite 515 Denver, Colorado 80222	824,400	735,000	89,400	*

James F. Etter
107 Colnbrook Road Irmo, South Carolina 29063	93,000	15,000	78,000	*

(1)
Shares of common stock underlying 735,000 and 15,000 warrants, respectively, to purchase one share of common stock per warrant at an exercise price of $5.00 per share exercisable from January 1, 2003 until January 1, 2005.

(2)	Assumes the sale of all of the shares of common stock offered in this prospectus, although neither of the selling stockholders is under any obligation, known to us, to sell any shares of common stock.
*	Less than one percent

We will pay all of the fees and expenses of registering the shares of common stock offered in this prospectus.

PLAN OF DISTRIBUTION

Any of the selling stockholders may sell any of their shares of common stock offered under this prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling stockholders through the American Stock Exchange or otherwise. To the extent required by applicable law, a prospectus supplement with respect to the shares of common stock being offered will set forth the terms of the offering of the shares of common stock, including the name or names of any underwriters, dealers, or agents, the purchase price of the shares of common stock and the proceeds to the selling stockholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of shares of common stock with respect to which this prospectus is delivered or with respect to any block trades, the selling stockholder will sell such shares of common stock to the dealers as principals. The dealers may then resell such shares of common stock to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto to the extent required by law.

In connection with the sale of the shares of common stock agents may receive compensation from the selling stockholders or from purchasers of shares of common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling stockholders and any profit on the resale of the shares of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Upon AmeriVest being notified by a selling stockholder of any change in the identity of the selling stockholder or that any material arrangement has been entered into with a broker or dealer for the sale of any shares of common stock through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

(1)	the names of such brokers or dealers and the number of shares of common stock to be sold;

(2)	the price at which such shares of common stock are being sold;

(3)	the commissions paid or the discounts or concessions allowed to such brokers or dealers;

(4)	where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;

(5)	any change in the identity of the selling stockholder; and

(6)	other facts material to the transaction.

Agents and dealers may be entitled under agreements entered into with the selling stockholders to indemnification by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for AmeriVest and/or the selling stockholders in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS

We have operated and intend to continue to operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code since our taxable year ended December 31, 1996. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our stockholders of our treatment as a REIT. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of our shares.

Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of our counsel, Mayer, Brown, Rowe & Maw, we have been organized in conformity with the requirements for qualification as a REIT since our taxable year ended December 31, 1996, and our current and proposed method of operation described in the prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

This opinion is based on representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this registration statement. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as AmeriVest, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to stockholders. This treatment substantially eliminates the “double taxation” at both the corporate and stockholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a domestic corporation for that year and, potentially, one or more subsequent years, and our stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our stockholders would be reduced or eliminated.

Our Board of Directors believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, ownership and distribution tests described below, which in turn will be dependent in part on our operating results and the makeup of our stockholders.

The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to various types of stockholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of AmeriVest

General

In any year in which we qualify as a REIT, in general we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed to our stockholders. To the extent that we elect to retain and pay income tax on our net long-term capital gain, our stockholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any taxes we pay on such gain.

Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. We will be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See “Other Tax Considerations—Investments in taxable REIT subsidiaries.” In addition, if we should fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

(3)	any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. A REIT is permitted to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us. We may be subject to annual penalties of $25,000 (or $50,000 in the case of intentional disregard) if we fail to comply with the Treasury Department regulations for ascertaining our actual ownership. We may also be subject to the corporate “alternative minimum tax” and a tax on the “built-in gains” associated with some of our properties (see “Other Tax Considerations—Tax on built-in gain”), as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

In order to qualify as a REIT, we must meet, among others, the following requirements:

Share ownership test

Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following our first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If we comply with the Treasury Department regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of our shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our bylaws provide that no stockholder may own more than 9.0% in number or in value of our outstanding shares and set forth other restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. Although our Board of Directors has granted limited waivers of these restrictions with respect to certain stockholders in the past, and may do so in the future, we intend to enforce the 9.0% limitation on ownership of shares to the extent necessary to assure that our qualification as a REIT will not be compromised. If as a result of such waivers more than 50% in value of our shares were to be owned by five or fewer individuals, then we could fail to qualify as a REIT. Furthermore, if the ownership limitation is not enforceable a stockholder could acquire shares in excess of the 9.0% ownership limit such that more than 50% in value of our shares could be owned by five or fewer individuals, causing us to fail to qualify as a REIT. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations as to our ownership.

Asset tests

At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary (a “qualified REIT subsidiary”), we will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”). As noted above, when we invest in an entity classified as a partnership for federal income tax purposes, we will be deemed to own a proportionate share of such partnership’s assets. Equity interests in partnerships do not constitute securities for purposes of these tests. Accordingly, our investment in properties through our interest in any such partnership would be treated as an investment in qualified assets for purposes of the 75% asset test to the extent the partnership’s assets so qualify. However, debt securities issued by a partnership or another REIT generally constitute securities for purposes of the 5% asset test and the 10% value test, except that certain “straight debt” securities are not treated as securities for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership). We do not currently own securities of any issuer which is not treated as either a qualified REIT subsidiary or a taxable REIT subsidiary; however we may acquire such securities in the future.

Based upon an analysis of the estimated value of the securities owned by us in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by us, we believe that we satisfy all of the asset tests. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations regarding the composition of our assets.

Gross income tests

There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to receive 100% of the corporation’s income. The two tests are as follows:

1.  The 75% Test.    At least 75% of our gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1) rents from real property except as modified below;

(2) interest on obligations secured by mortgages on, or interests in, real property;

(3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”);

(4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

(5) abatements and refunds of real property taxes;

(6) income from the operation of, and gain from the sale of, “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

(7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

(8) certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares, directly or constructively owns 10% or more of such tenant unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property”

solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rents from real property.

We provide services at the properties that we own and may provide the services at any of our newly acquired properties. We believe that, for purposes of the 75% and 95% gross income tests, the services provided at our properties either (i) are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience or (ii) have not jeopardized and will not jeopardize our status as a REIT. We believe this is also true for any other services and amenities provided by us or our agents. Mayer, Brown, Rowe & Maw, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by us or our agents.

2.  The 95% Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument we enter into to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless we hold such property for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “—Taxation of AmeriVest—General.”

We believe that for purposes of both the 75% and the 95% gross income tests, our investment in properties in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties generally will also constitute qualifying income.

Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1)  our failure to comply was due to reasonable cause and not to willful neglect;

(2)  we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

(3)  any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations regarding the sources of our gross income.

Annual distribution requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Additionally, this may be due to our inability to control cash distributions from any properties over which we do not have decision making control, or for other reasons. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations regarding our distributions.

Failure to qualify.    If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of our Stockholders

Taxation of taxable domestic stockholders.    As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to our stockholders, reducing the tax basis of a stockholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the stockholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend we declare in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our stockholders.

In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such stockholder as long-term capital gains.

Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20% (or 18% for shares acquired on or after January 1, 2001 and held for more than five years). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% (or 18%) capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

Stockholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Backup withholding.    We will report to our domestic stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a stockholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such stockholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders.    The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held REIT,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income if the percentage of our dividends that the qualified pension trust would be required to treat as unrelated business taxable income is at least 5%. For these purposes, a “pension-held REIT” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of foreign stockholders.    We will qualify as a “domestically-controlled REIT” so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. We believe that we have qualified and will continue to qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year and certain other conditions are met.

Distributions of cash generated by our real estate operations, but not by the sale or exchange of our real estate properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces or eliminates that tax and the foreign stockholder files with us the required form evidencing eligibility for such lower rate or unless the foreign stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” income. Under applicable Treasury Regulations, foreign stockholders generally must provide the Internal Revenue Service Form
W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a stockholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign stockholder’s Foreign Investment in Real Property Tax Act tax liability.

The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

Other Tax Considerations

Investments in taxable REIT subsidiaries. We and Kellogg Executive Suites, Inc. have jointly elected for Kellogg Executive Suites, Inc. to be treated as a taxable REIT subsidiary of us, effective January 10, 2002. As a taxable REIT subsidiary, Kellogg Executive Suites, Inc. will pay federal and state income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. To the extent Kellogg Executive Suites, Inc. is required to pay federal, state or local taxes, the cash available for distribution to its stockholders will be reduced accordingly.

Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by our taxable REIT subsidiary that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

Under the taxable REIT subsidiary provision, we and any entity treated as a corporation for federal income tax purposes in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if a taxable REIT subsidiary of us owns, directly or indirectly, securities representing more than 35% of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a taxable REIT subsidiary of us. As described above, a taxable REIT subsidiary election has been made for an entity in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Tax on built-in gain. If we acquire any assets from a taxable “C” corporation in a carry-over basis transaction and we recognize gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by us, then to the extent of such assets’ “built-in gain” (i.e., the excess of the fair market value of such asset at the time of the acquisition by us over the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000 and 2001 with respect to transactions occurring prior to January 2, 2002, and that we have not elected and will not elect out of Treasury regulations that were promulgated in 2001 with respect to transactions occurring on or after January 2, 2002. We elected to defer the built-in gain associated with certain assets that we acquired at the time of our REIT election and, therefore, will be subject to tax at the highest corporate rate on any gain recognized upon the sale of any such asset prior to 2006.

Possible legislative or other actions affecting tax consequences. Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

State and local taxes. We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such ownership, sale and election and of potential changes in applicable tax laws.

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•
by the board of directors by a majority vote of a quorum of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the manner;

•	by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our bylaws provide that we shall indemnify each director, officer or employee

•
to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan; and

•
to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time a director, officer or employee of the corporation, or is or was at any time serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

•
to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•
to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling AmeriVest pursuant to these provisions, we have been advised in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and, is therefore, unenforceable.

EXPERTS

The consolidated balance sheets as of December 31, 2001 and 2000, and the consolidated statements of earnings and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. After reasonable efforts to obtain the consent of Arthur Andersen LLP, AmeriVest has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of those reports and to the references to Arthur Andersen in the registration statement of which this prospectus is a part. Pursuant to Rule 437a promulgated under the Securities Act of 1933, AmeriVest may dispense with the requirement that the consent of Arthur Andersen LLP be filed with the registration statement of which this prospectus is a part. While the extent of any resulting limitations on recovery by investors is unclear, the lack of a currently dated consent could limit the time within which any actions must be brought by investors against Arthur Andersen LLP for liabilities arising under Section 11 of the Securities Act of 1933.

The statement of revenue and certain expenses of Parkway Centre II Office Building in Plano, Texas for the year ended December 31, 2001, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Mayer, Brown, Rowe & Maw, Chicago, Illinois has passed upon the validity of the securities offered in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement on Form S-3, with any amendments, is referred to in this prospectus as the registration statement. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement, and statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information, and those statements are qualified in all respects by this reference.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 934. The reports and other information that we file with the Securities and Exchange Commission can be inspected and copied at the following public reference facility maintained by the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Copies of these materials also can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s world wide web site at http://www.sec.gov. The Securities and Exchange Commission’s world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Information about the operation of the Securities and Exchange Commission’s public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

You may also inspect reports, proxy statements and other information about us at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

There are incorporated by reference in this prospectus the following documents previously filed by AmeriVest with the Securities and Exchange Commission:

(a)	AmeriVest’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

(b)	AmeriVest’s Quarterly Reports of Form 10-QSB for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(c)	AmeriVest’s Periodic Reports of Form 8-K filed on August 9, 2002, September 19, 2002, November 27, 2002 and December 5, 2002 and Form 8-K/A filed on November 13, 2002;

(d)	The description of the shares of common stock contained in AmeriVest’s registration statement on Form 8-A, as amended; and

The Securities and Exchange Commission has assigned file number 1-14462 to reports and other information that AmeriVest files with the Securities and Exchange Commission.

All documents subsequently filed by AmeriVest pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

AmeriVest will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

Investor Relations
AmeriVest Properties Inc.
1780 S Bellaire St., Suite 515
Denver, Colorado 80222
(303) 297-1800

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

Company
SEC registration fee	$407.10
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous expenses	$5,000.00

Total	$30,407.10

ITEM 15.    INDEMNIFICATION OF TRUSTEES AND OFFICERS.

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•
by the board of directors by a majority vote of a quorum of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the manner;

•	by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our bylaws provide that we shall indemnify each director, officer or employee to

•
the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan; and

•
to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time a director, officer or employee of the corporation, or is or was at any time serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

•
to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•
to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

ITEM 16.    EXHIBITS.

See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item

15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, AmeriVest Properties Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on December 6, 2002.

AMERIVEST PROPERTIES INC.

By:	/S/ WILLIAM T. ATKINS
William T. Atkins Chief Executive Officer

SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of AmeriVest Properties Inc., a Maryland corporation, and the undersigned directors and officers of AmeriVest Properties Inc., hereby constitutes and appoints William T. Atkins and Charles K. Knight, and both of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM T. ATKINS William T. Atkins	Chief Executive Officer (Principal Executive Officer), Director and Chairman of the Board	December 6, 2002

/s/ CHARLES K. KNIGHT Charles K. Knight	President and Director	December 6, 2002

/s/ D. SCOTT IKENBERRY D. Scott Ikenberry	Chief Financial Officer (Principal Financial Officer and Principal Accounting officer)	December 6, 2002

/s/ James F. Etter James F. Etter	Director	December 6, 2002

/s/ Harry P. Gelles Harry P. Gelles	Director	December 6, 2002

Robert W. Holman, Jr.	Director

/s/ John A. Labate John A. Labate	Director	December 6, 2002

/s/ Jerry J. Tepper Jerry J. Tepper	Director	December 6, 2002

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

3.1	Articles of Incorporation (Incorporated by reference to Exhibit B of AmeriVest’s Definitive Proxy Statement concerning AmeriVest’s June 29, 1999 Annual Meeting of Stockholders filed on May 27, 1999)

3.2	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1B of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001)

3.3	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 of AmeriVest’s Registration Statement No. 333-86676)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of AmeriVest’s Registration Statement No. 333-86676)

5.1	Opinion of Mayer, Brown, Rowe & Maw as to the validity of the common stock being offered

8.1*	Opinion of Mayer, Brown, Rowe & Maw as to certain tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Mayer, Brown, Rowe & Maw (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

*	To be filed by amendment.